Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Monday, June 11, 2018	Investor Relations Contact: Daniel Wong (808) 835-3700 Investor.Relations@HawaiianAir.com Media Relations Contact: Alex Da Silva (808) 835-3712 Alex.DaSilva@HawaiianAir.com
Hawaiian Airlines Reports May 2018 Traffic Statistics and Updates Expected Second Quarter and Full Year 2018 Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA) (“Hawaiian” or the “Company”), today announced its system-wide traffic statistics for the month ended May 31, 2018. The Company also updated its expectations for certain second quarter financial metrics and its fuel costs for the full year 2018.

Hawaiian welcomed more than 1 million guests in May 2018, a record for the month of May and an increase of 4.7% over the same period last year. Total traffic (revenue passenger miles) increased 5.6% on an increase of 6.5% in capacity (available seat miles). Load factor decreased 0.8 points to 85.9%.

The table below summarizes May and year-to-date traffic statistics compared to the respective prior-year periods.

SYSTEM-WIDE OPERATIONS1

MAY	2018	2017	% CHANGE
PAX	1,011,175	966,179	4.7%
RPMS (000)	1,445,663	1,369,417	5.6%
ASMS (000)	1,683,228	1,579,843	6.5%
LF	85.9%	86.7%	(0.8) pts.

YEAR-TO-DATE	2018	2017	% CHANGE
PAX	4,864,128	4,574,329	6.3%
RPMS (000)	6,863,068	6,462,948	6.2%
ASMS (000)	8,042,653	7,619,942	5.5%
LF	85.3%	84.8%	0.5 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1Includes the operations of contract carriers under capacity purchase agreements.

Second Quarter Outlook

The Company has revised its expectations for the quarter ending June 30, 2018, provided in its First Quarter 2018 Earnings Release on April 24, 2018.

Specifically, the Company:

•
lowered its expectations for operating revenue per available seat mile (RASM) primarily due to a reduction in the pace of domestic bookings following an increase in volcanic activity on the Big Island of Hawai‘i;

•
revised its expectations for operating cost per available seat mile (CASM) excluding fuel and special items associated primarily with two specific items: an unscheduled maintenance event for one of its A330-200 aircraft, and a one-time expense related to an interim agreement with one of its labor groups pertaining to the Company’s intent to purchase Boeing 787-9 aircraft as announced on March 6, 2018;

•	revised its expectations for gallons of jet fuel consumed; and

•	revised its expectations for economic fuel cost per gallon.

The table below summarizes the Company’s revised expectations for the quarter ending June 30, 2018, expressed as an expected percentage change compared to the results for the quarter ended June 30, 2017.

Item	Original Second Quarter 2018 Guidance	Revised Second Quarter 2018 Guidance	GAAP Equivalent	Original GAAP Second Quarter 2018 Guidance	Revised GAAP Second Quarter 2018 Guidance
Operating revenue per available seat mile (ASM)	Flat to up 3.0%	Down 0.5% to up 1.5%
Cost per ASM (CASM) excluding aircraft fuel and special items (a)	Up 4.0% to up 7.0%	Up 5.0% to up 7.0%	Cost per ASM	Up 8.6% to up 12.1%	Up 10.7% to up 12.7%
Gallons of jet fuel consumed	Up 5.0% to up 7.0%	Up 6.0% to up 7.0%
Economic fuel cost per gallon (b)(c)	$2.00 to $2.10	$2.05 to $2.10	Fuel cost per gallon (b)	$2.11 to $2.21	$2.20 to $2.25

(a) See Table 1 for a reconciliation of GAAP operating expenses to operating expenses excluding aircraft fuel and special items. Excluded from the Company's expectations for CASM excluding aircraft fuel and special items are any assumptions related to the amendable contract with its flight attendant union.
(b) Fuel cost per gallon estimates are based on the June 8, 2018 fuel forward curve.
(c) See Table 2 for a reconciliation of GAAP fuel costs to economic fuel costs.

Full Year 2018 Outlook

The Company also revised its expectations for economic fuel cost per gallon for the full year ending December 31, 2018, also previously provided on April 24, 2018, as noted in the table below.

Item	Original Full Year 2018 Guidance	Revised Full Year 2018 Guidance	GAAP Equivalent	Original GAAP Full Year 2018 Guidance	Revised GAAP Full Year 2018 Guidance
Economic fuel cost per gallon (a)(b)	$1.97 to $2.07	$2.05 to $2.15	Fuel cost per gallon (a)	$2.02 to $2.12	$2.14 to $2.24

(a) Fuel cost per gallon estimates are based on the June 8, 2018 fuel forward curve.
(b) See Table 2 for a reconciliation of GAAP fuel costs to economic fuel costs.

The Company’s expectations for the full year CASM excluding aircraft fuel and special items remain unchanged.

Non-GAAP Financial Reconciliations

Table 1. Operating Costs per Available Seat Mile (CASM)
(in thousands, except CASM data) (unaudited)

	Estimated three months ending June 30, 2018
GAAP operating expenses	$620,029		to	$642,853
Less: aircraft fuel, including taxes and delivery	(150,672)		to	(155,445)
Adjusted operating expenses - excluding aircraft fuel and special items	$469,357		to	$487,408
Available Seat Miles	4,972,266		to	5,066,975
CASM – GAAP	12.47	¢	to	12.69	¢
Less: aircraft fuel	(3.03)		to	(3.07)
CASM - excluding aircraft fuel and special items	9.44	¢	to	9.62	¢

Table 2. Economic Fuel Expense
(in thousands, except per-gallon amounts) (unaudited)

	Estimated three months ending June 30, 2018
Aircraft fuel expense, including taxes and delivery	$150,672	to	$155,455
Realized losses on settlement of fuel derivative contracts	(10,500)	to	(10,500)
Economic fuel expense	$140,172	to	$144,945
Fuel gallons consumed	68,376	to	69,021
Economic fuel costs per gallon	$2.05	to	$2.10

	Estimated full year ending December 31, 2018
Aircraft fuel expense, including taxes and delivery	$573,811	to	$617,346
Realized losses on settlement of fuel derivative contracts	(25,000)	to	(25,000)
Economic fuel expense	$548,811	to	$592,346
Fuel gallons consumed	267,712	to	275,510
Economic fuel costs per gallon	$2.05	to	$2.15

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance. Such forward-looking statements include, without limitation, the Company’s expectations regarding operating revenue per available seat mile, cost per available seat mile, cost per available seat mile excluding fuel and special items, gallons of jet fuel consumed, fuel cost per gallon, and economic fuel cost per gallon for the quarter ending June 30, 2018; and fuel cost per gallon and economic fuel cost per gallon for the year ending December 31, 2018 ; and statements as to other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the Company’s ability to accurately forecast quarterly and annual results; economic volatility; macroeconomic developments; political developments; the price and availability of aircraft fuel; fluctuations in demand for transportation in the markets in which the Company operates; changes in the volcanic activity on the Big Island of Hawai‘i and its effects on bookings; the Company’s dependence on tourist travel; labor negotiations and related developments; competitive pressures, including the potential impact of rising industry capacity between North America and Hawai‘i; the Company's ability to continue to generate sufficient cash flow to support the payment of a quarterly dividend; changes in the Company's future capital needs; foreign currency exchange rate fluctuations; and the Company’s ability to implement its growth strategy.

The risks, uncertainties and assumptions referred to above that could cause the Company’s results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

About Hawaiian Airlines
Hawaiian® has led all U.S. carriers in on-time performance for each of the past 14 years (2004-2017) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawai‘i.

Now in its 89th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (12) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 170 jet flights daily between the Hawaiian Islands, with a total of more than 250 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian’s Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian’s LinkedIn page.

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